Exhibit 99.1

Dendreon Announces Provenge Significantly Improves Survival In Men With Advanced Prostate Cancer

— Median survival benefit of 4.5 months is longest ever reported from a Phase 3 study in advanced prostate cancer —

— Conference Call Scheduled for Tuesday, February 22, at 9:00 a.m. EST —

ORLANDO, FLA., February 17, 2005 – Dendreon Corporation (Nasdaq: DNDN) announced today that Provenge®, the Company’s investigational immunotherapy for the treatment of prostate cancer, significantly improved survival in men with asymptomatic, metastatic androgen-independent (hormone-refractory) prostate cancer when compared to patients receiving placebo. The final data from the D9901 study will be presented by Eric J. Small, M.D., professor of medicine and urology at the University of California, San Francisco, on Saturday, February 19 at the 2005 Multidisciplinary Prostate Cancer Symposium.

According to the final three-year intent-to-treat analysis of the Company’s first randomized Phase 3 clinical study, known as Study D9901, patients receiving Provenge had a 4.5 month improvement in their median survival and a greater than 3-fold increase in survival at 36 months when compared to patients receiving placebo.

“The survival benefit seen with Provenge is the largest ever reported in this patient population with any therapy,” said Dr. Small. “This survival benefit, combined with a favorable safety profile, has the potential to provide an important new treatment option for prostate cancer patients.”

In Study D9901, patients receiving Provenge had a median survival of 25.9 months compared to 21.4 months for patients in the placebo arm, a 4.5 month improvement (p-value = 0.01, hazard ratio = 1.7). This hazard ratio implies that patients receiving placebo have a relative risk of dying that is 70 percent higher than those patients receiving Provenge. In addition, 34 percent of patients receiving Provenge were alive at 36 months compared to 11 percent of patients receiving placebo (p-value = 0.0046). The survival benefit seen with Provenge was independent of a patient’s Gleason Score, a common measure of disease severity. Provenge was well tolerated with the most common adverse events reported being fever and chills lasting for one to two days.

Study Details

The D9901 study was a double-blind, placebo-controlled Phase 3 trial evaluating Provenge in men with asymptomatic, metastatic androgen independent prostate cancer. The study was designed to measure time to disease progression and time to development of disease-related pain in men with androgen independent prostate cancer. In addition, a 36 month final survival analysis was required per the study design. The study randomized 127 men to receive three infusions of Provenge or placebo over a four-week period.

About Prostate Cancer

Prostate cancer is the number one non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 232,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.

Conference Call Details

The Company will be hosting a conference call on Tuesday, February 22, 2005 at 9:00 a.m. Eastern Standard Time; 6:00 a.m. Pacific Standard Time. To listen to this conference call, please call 877-502-9276 (domestic)

or +1-913-981-5591 (international). A replay of the call will be available for 30 days by phone at 888-203-1112 (domestic) or +1-719-457-0820 (international), Passcode: 5926949. In addition, this call is being webcast and can be accessed via the “Investor/Webcasts & Presentations” section of Dendreon’s website at www.dendreon.com.

About Provenge

Provenge is designed to stimulate a patient’s immune system against prostate cancer. It is developed through Dendreon’s proprietary Antigen Delivery Cassette™ technology, which utilizes a recombinant form of an antigen found in 95 percent of prostate cancers, prostatic acid phosphatase (PAP). Provenge is being further evaluated in an ongoing, pivotal Phase 3 trial (D9902B) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. Provenge also has Fast Track designation. The double-blind, placebo-controlled trial is enrolling patients at leading cancer centers around the country. To learn more about the trial, go to www.dendreon.com.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of Provenge to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of Provenge, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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